Exhibit 99.1

East West Bancorp, Inc. 135 N. Los Robles Ave., 7th Fl. Pasadena, CA 91101 Tel. 626.768.6800 Fax 626.817.8838

FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh

Chief Financial Officer

(626) 768-6360

EAST WEST BANCORP REPORTS NET INCOME FOR FIRST QUARTER 2012 OF $68 MILLION, UP 21% FROM PRIOR YEAR AND EARNINGS PER SHARE OF $0.45, UP 22% FROM PRIOR YEAR

Pasadena, CA – April 17, 2012 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today reported financial results for the first quarter of 2012. For the first quarter of 2012, net income was $68.1 million or $0.45 per dilutive share.  East West increased first quarter net income by $12.0 million or 21% and increased earnings per dilutive share $0.08 or 22% from the prior year period.

“East West is pleased to report strong earnings of $68.1 million or $0.45 per share for the first quarter of 2012,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “Earnings per share for the first quarter of 2012 was 5% higher than the prior quarter and 22% higher than the prior year. This increase in earnings is reflective of healthy, profitable and prudent growth in our loan and deposit portfolios, which has resulted in a strong net interest margin of 4.21% and a reduced cost of deposits down to 0.47%.  During the first quarter, we grew our noncovered loans by $211.9 million or 2%, and increased core deposits by $256.2 million or 2% to a record $10.6 billion. This growth in core deposits was fueled by an increase in demand deposits to a record $3.7 billion, or 21% of our total deposits as of March 31, 2012.”

Ng continued, “For the past two years our credit quality has steadily improved and as a result, credit costs have declined. During the first quarter, net charge-offs declined to $10.3 million, an improvement of 70% from the first quarter of 2011. Net charge-offs decreased while we also reduced nonperforming assets to $167.1 million or 0.77% of total assets as of March 31, 2012.”

“Earlier in the year, the Board of Directors approved a $200 million stock repurchase plan and increased the dividend to $0.40 per year. These actions were taken due to the strength of our balance sheet, capital levels and core profitability. As we continue to build our business and execute on our strategy as the premier financial bridge between East and West, I am confident that East West can increase our core profitability and market share, and return strong value to our shareholders for the remainder of 2012 and beyond,” concluded Ng.

Quarterly Results Summary

	For the three months ended,
Dollars in millions, except per share	March 31, 2012	December 31, 2011	March 31, 2011
Net income	$68.1	$66.2	$56.1
Net income available to common shareholders	66.4	64.5	54.4
Earnings per share (diluted)	0.45	0.43	0.37

Return on average assets	1.26%	1.20%	1.07%
Return on average common equity	12.01%	11.54%	10.50%

Net interest margin, adjusted (1)	4.21%	4.13%	3.94%
Cost of deposits	0.47%	0.55%	0.66%
Efficiency ratio	44.07%	43.81%	43.14%

First Quarter 2012 Highlights

•                 Strong First Quarter Earnings – For the first quarter of 2012, net income was $68.1 million or $0.45 per dilutive share. Net income grew 3% or $1.9 million from the fourth quarter of 2011 and 21% or $12.0 million from the first quarter of 2011. Earnings per dilutive share grew 5% or $0.02 from the fourth quarter of 2011 and 22% or $0.08 from the first quarter of 2011.

•                 Solid Return on Common Equity of 12.0% – For the first quarter of 2012, our return on common equity increased to 12.0% from 11.5% in the fourth quarter of 2011 and 10.5% in the first quarter of 2011.

•                 Repurchase of 4.6 Million Shares of Common Stock – During the first quarter of 2012, we repurchased 4.6 million shares of our common stock at a weighted average price of $22.14 per share.

•                 Strong Loan Growth – Quarter to date, noncovered loans grew $211.9 million or 2%. This growth was largely due to increases in single family, and commercial and trade finance loans, which grew $156.5 million or 9% and $96.1 million or 3%, respectively.

•                 Strong Core Deposit Growth – Core deposits increased $256.2 million or 2% to a record $10.6 billion or 61% of total deposits. Demand deposits increased $197.3 million or 6% quarter to date to a record $3.7 billion.

•                 Cost of Funds Down 8 bps from Q4 2011 and Down 26 bps from Q1 2011 – The cost of funds improved 8 basis points from the fourth quarter of 2011 and 26 basis points from the first quarter of 2011 to 0.75% for the first quarter of 2012. Our cost of deposits improved 8 basis points from the fourth quarter of 2011 and 19 basis points from the first quarter of 2011 to 0.47% for the quarter ended March 31, 2012.

•                 Net Charge-offs Down 53% from Q4 2011, Down 70% from Q1 2011 – Net charge-offs declined to $10.3 million, a decrease of $11.5 million or 53% from the prior quarter and a decrease of $23.9 million or 70% from the first quarter of 2011.

•                 Nonperforming Assets Down to 0.77% of Total Assets – Nonperforming assets decreased to $167.1 million, or 0.77% of total assets at March 31, 2012, a $7.8 million or 4% decrease from December 31, 2011 and a $21.2 million or 11% decrease from March 31, 2011.

Management Guidance

The Company is providing guidance for the second quarter and full year of 2012. Management currently estimates that fully diluted earnings per share for the full year of 2012 will range from $1.78 to $1.82, or an increase of 11% to 14% from 2011. Also, this updated guidance for the full year 2012 is an increase of $0.04 per dilutive share from our previously released guidance.

Management currently estimates that fully diluted earnings per share for the second quarter of 2012 will range from $0.43 to $0.45 per dilutive share. This EPS guidance for the second quarter of 2012 is based on the following assumptions:

•                 Stable balance sheet

•                 A stable interest rate environment and an adjusted net interest margin of approximately 3.90%  to 4.00% 1

•                 Provision for loan losses of approximately $15 to $20 million for the quarter

•                 Total noninterest expense of approximately $100 million for the quarter, net of amounts to be reimbursed by the FDIC

•                 Effective tax rate of approximately 36%

Balance Sheet Summary

At March 31, 2012, total assets equaled $21.7 billion compared to $22.0 billion at December 31, 2011. Average earning assets decreased $93.5 million to $19.5 billion for the first quarter of 2012, compared to the prior quarter. The decrease in total assets and average earning assets was primarily attributable to a decrease in investment securities which decreased $365.9 million during the first quarter of 2012, largely resulting from the sale of $259.4 million of investment securities. This decrease in investment securities was partially offset by growth in the noncovered loan portfolio and an increase in cash and cash equivalents.

Total loans receivable at March 31, 2012 equaled $14.5 billion, unchanged from December 31, 2011. During the first quarter non-covered loan balances increased 2% or $211.9 million to $10.8 billion at March 31, 2012. The increase in noncovered loans during the first quarter was driven by growth in single family loans, commercial and trade finance loans, and consumer loans which increased 9% or $156.5 million, 3% or $96.1 million, and 5% or $29.0 million, respectively.

Covered Loans

Covered loans totaled $3.7 billion as of March 31, 2012, a decrease of $239.4 million or 6% from December 31, 2011. The decrease in the covered loan portfolio was primarily due to payoffs and paydown activity, as well as charge-offs.

The covered loan portfolio is comprised of loans acquired from the FDIC-assisted acquisitions of United Commercial Bank (UCB) and Washington First International Bank (WFIB) which are covered under loss share agreements with the FDIC. During the first quarter of 2012, we recorded a net decrease in the FDIC indemnification asset and receivable included in noninterest income of $(5.4) million, largely due to continued improved credit performance of the UCB portfolio as compared to our original estimate.

Deposits and Borrowings

At March 31, 2012, total deposits equaled $17.3 billion as compared to $17.5 billion at December 31, 2011 and $16.4 billion at March 31, 2011. In the first quarter of 2012, we continued to execute our strategy to grow low-cost, commercial deposits while reducing our reliance on time deposits. Core deposits increased to a record $10.6 billion at March 31, 2012, or an increase of $256.2 million or 2% from December 31, 2011. The strong increase in core deposits during the first quarter of 2012 was largely driven by an increase in noninterest-bearing demand deposits which increased by $197.3 million or 6% to a record $3.7 billion. Time deposits decreased by $370.7 million or 5% from December 31, 2011 to $6.8 billion at March 31, 2012.

During the first quarter of 2012, the Company prepaid $20.0 million of FHLB advances carrying an effective interest rate of 2.43%, incurring a prepayment penalty of $1.3 million, which is included in noninterest expense. Also in the first quarter, the Company modified $300.0 million of fixed rate FHLB advances into adjustable rate, reducing the effective interest rate on these borrowings from 2.27% to 1.36%. These proactive actions to reduce the cost of FHLB advances resulted in a decrease in the carrying balance of FHLB advances to $394.7 million at March 31, 2012. Additionally, during the quarter the Company modified $200.0 million of long-term repurchase agreements, reducing the rate on these agreements by 86 basis points.

First Quarter 2012 Operating Results

Net Interest Income

Net interest income, adjusted for the net impact of covered loan dispositions, remained stable and totaled $204.2 million for the first quarter, an increase of $173 thousand from $204.0 million in prior quarter. 1 The core net interest margin, excluding the net impact to interest income of $14.7 million resulting from covered loan activity and amortization of the FDIC indemnification asset, totaled 4.21% for the first quarter of 2012, an increase of 8 basis points from the fourth quarter of 2011 and an increase of 27 basis points from the first quarter of 2011. 1

Although interest income, adjusted for the net impact of covered loan dispositions, decreased $4.5 million or 2% to $239.3 million in the first quarter as compared to prior quarter, correspondingly, interest expense decreased $4.7 million or 12% from the prior quarter to $35.1 million for the first quarter of 2012, resulting in a net increase to adjusted net interest income of $173 thousand. The cost of funds decreased 8 basis points from 0.83% in the fourth quarter of 2011 to 0.75% in the first quarter of 2012.

The reduction in interest expense and the cost of funds is primarily due to management’s proactive actions to reduce high-cost time deposits and due to the strong growth in demand deposits during the quarter. During the first quarter, the Company reduced both the balance of time deposits by 5% and also the average cost of time deposits, which decreased from 1.01% in the fourth quarter of 2011 to 0.88% in the first quarter of 2012. In addition, the average rate for other interest-bearing deposits also declined during the first quarter of 2012, resulting in an overall reduction in the cost of deposits of 8 basis points to 0.47% from 0.55% in the prior quarter.

Further, the decrease in total interest expense in the first quarter of 2012 also stemmed from the prepayment and restructuring of FHLB advances and securities sold under long-term repurchase agreements as discussed earlier in this earning release. During the first quarter of 2012, the Company prepaid $20.0 million in FHLB advances and modified $300.0 million of FHLB advances and $200.0 million of long-term repurchase agreements.

Management expects to maintain a relatively stable net interest margin and expects the adjusted net interest margin to be approximately 4.00% for the second quarter and remainder of 2012.

Noninterest Income & Expense

The Company reported total noninterest income for the first quarter of 2012 of $21.7 million, an increase from $937 thousand in the fourth quarter of 2011 and $11.0 million in the first quarter of 2011. The increase in noninterest income from the prior quarter and prior year is primarily attributable to a decrease in the net reduction of the FDIC indemnification asset and FDIC receivable. Branch fees, letter of credit and foreign exchange income, loan fees and other operating income also increased and totaled $21.6 million in the first quarter of 2012, as compared to $17.2 million in the fourth quarter of 2011 and $19.0 million in the first quarter of 2011. In addition, included in noninterest income for the first quarter of 2012 were gains on sales of loans of $5.2 million, and gains on sales of investment securities of $483 thousand. A summary of these fees and other income for the first quarter 2012, compared to the fourth quarter of 2011 and first quarter of 2011, is detailed below:

		Quarter Ended		% Change
($ in thousands)	March 31, 2012	December 31, 2011	March 31, 2011	(Yr/Yr)

Branch fees	$8,294	$8,072	$7,754	7%
Letters of credit fees and foreign exchange income	6,071	5,504	4,970	22%
Ancillary loan fees	2,008	2,228	1,991	1%
Other operating income	5,222	1,431	4,308	21%
Total fees & other operating income	$21,595	$17,235	$19,023	14%

Noninterest expense totaled $114.8 million for the first quarter of 2012, an increase of $8.1 million from the fourth quarter of 2011 and $8.0 million from the first quarter of 2011.

Noninterest expense, excluding amounts to be reimbursed by the FDIC and prepayment penalties for FHLB advances, totaled $101.3 million for the first quarter of 2012. 1 A summary of the noninterest expense for the first quarter 2012, compared to the fourth quarter of 2011 and first quarter of 2011, is detailed below:

		Quarter Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Total noninterest expense:	$114,763	$106,672	$106,789
Amounts to be reimbursed on covered assets (80% of actual expense amount)	12,122	8,551	9,483
Prepayment penalties for FHLB advances	1,321	-	4,022
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances	$101,320	$98,121	$93,284

Total noninterest expense for the first quarter, excluding amounts to be reimbursed by the FDIC and prepayment penalties for FHLB advances, increased $3.2 million or 3% from the fourth quarter of 2011 to $101.3 million. The increase in noninterest expense was largely due to an increase in compensation and employee benefits of $5.3 million or 13% in the first quarter of 2012, as compared to the prior quarter.  This increase in compensation and employee benefits was primarily due to a reduced offset to compensation expense from deferred loan costs due to a decrease in origination volume and also an increase in payroll taxes.

Credit cycle costs including other real estate owned expense, loan related expense, and legal expense totaled $22.5 million for the first quarter 2012, as compared to $21.9 million for the fourth quarter 2011 and $17.9 million for the first quarter of 2011. Of the total credit cycle costs incurred in the first quarter, $15.2 million related to covered loans and real estate owned for which we expect that 80% or $12.1 million is reimbursable by the FDIC.

Management anticipates that for the second quarter of 2012, noninterest expense will total approximately $100.0 million, net of amounts reimbursable from the FDIC.

The effective tax rate for the first quarter was 36.8% as compared to 35.9% in the prior quarter. The effective tax rate is reduced from the statutory tax rate primarily due to the utilization of tax credits related to affordable housing investments.

Credit Quality

During the first quarter of 2012, East West significantly reduced both net charge-offs and nonperforming assets.  Total net charge-offs decreased to $10.3 million for the first quarter of 2012, a decrease of 53% or $11.5 million from the previous quarter and a decrease of 70% or $23.9 million compared to the prior year. Gross charge-offs totaled $16.8 million and recoveries totaled $6.5 million for the first quarter of 2012.  Additionally, nonaccrual loans excluding covered loans, decreased to $120.8 million as of March 31, 2012. The total nonperforming assets excluding covered assets, to total assets ratio was under 1.00% for the tenth consecutive quarter with nonperforming assets of $167.1 million or 0.77% of total assets at March 31, 2012.

The provision for loan losses was $18.1 million for the first quarter of 2012, a decrease of 10% or $1.9 million from the prior quarter, and a decrease of 32% or $8.4 million as compared to the first quarter of 2011. Our provision for loan losses has declined for several quarters as a result of credit quality improvement. East West continues to maintain a strong allowance for noncovered loan losses at $214.3 million or 2.04% of noncovered loans receivable at March 31, 2012. This compares to an allowance for noncovered loan losses of $209.9 million or 2.04% of noncovered loans at December 31, 2011.

Capital Strength

(Dollars in millions)

	March 31, 2012	Well Capitalized Regulatory Requirement	Total Excess Above Well Capitalized Requirement

Tier 1 leverage capital ratio	9.5%	5.0%	$965
Tier 1 risk-based capital ratio	15.1%	6.0%	1,224
Total risk-based capital ratio	16.7%	10.0%	900
Tangible common equity to tangible assets ratio	8.4%	N/A	N/A
Tangible common equity to risk weighted assets ratio	13.3%	N/A	N/A

Our capital ratios remain very strong. As of March 31, 2012, our Tier 1 leverage capital ratio totaled 9.5%, our Tier 1 risk-based capital ratio totaled 15.1% and our total risk-based capital ratio totaled 16.7%. East West exceeds well capitalized requirements for all regulatory guidelines by $900 million or more. The Company is focused on active capital management and is committed to maintaining strong capital levels that exceed regulatory requirements while also supporting balance sheet growth and providing a strong return to our shareholders. During the first quarter of 2012, the Company repurchased 4.6 million shares of common stock at an average cost of $22.14 per share, or $100.9 million in total. Under the repurchase program authorized by East West’s Board of Directors earlier in the year, management has the authority to repurchase up to a total of $200.0 million of the Company’s common stock.

Dividend Payout

East West’s Board of Directors has declared second quarter dividends on the common stock and Series A Preferred Stock. The common stock cash dividend of $0.10 is payable on or about May 24, 2012 to shareholders of record on May 10, 2012. The dividend on the Series A Preferred Stock of $20.00 per share is payable on May 1, 2012 to shareholders of record on April 15, 2012.

Conference Call

East West will host a conference call to discuss first quarter 2012 earnings with the public on Wednesday, April 18, 2012 at 8:30 a.m. PDT/ 11:30 a.m. EDT. The public and investment community are invited to listen as management discusses first quarter results and operating developments. The following dial-in information is provided for participation in the conference call: Local call within the US – (877) 317-6789; Call within Canada – (866) 605-3852; International call – (412) 317-6789.  A listen-only live broadcast of the call also will be available on the investor relations page of the Company’s website at www.eastwestbank.com.

About East West

East West Bancorp is a publicly owned company with $21.7 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 130 locations worldwide, including in the United States markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shenzhen and Taipei.  Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and a representative office in Guangzhou. For more information on East West Bancorp, visit the Company’s website at www.eastwestbank.com.

Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic, political or industry conditions and events and the impact they may have on us and our customers; our ability to attract deposits and other sources of liquidity; continued deterioration in values of real estate in California and other states where our bank makes loans, both residential and commercial; our ability to manage the loan portfolios acquired from FDIC-assisted acquisitions within the limits of the loss protection provided by the FDIC; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets, reserve requirements, and charge-offs; the effect of changes in laws, regulations, and accounting standards, and related costs of these changes;  inflation, interest rate, securities market and monetary fluctuations; changes in the competitive environment among financial and bank holding companies and other financial service providers; changes in our organization, management; the adequacy of our enterprise risk management framework; the ability to manage our growth and the effect of acquisitions we may make and the integration of acquired businesses and branching efforts; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2011, and particularly the discussion of risk factors within that document.

1 See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables attached.

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(unaudited)

	March 31, 2012	December 31, 2011	March 31, 2011
Assets
Cash and cash equivalents	$1,665,854	$1,431,185	$1,492,922
Short-term investments	177,576	61,834	140,585
Securities purchased under resale agreements	650,000	786,434	768,369
Investment securities	2,706,720	3,072,578	2,930,976
Loans receivable, excluding covered loans (net of allowance for loan losses of $214,253, $209,876 and $220,402)	10,545,656	10,340,391	8,870,177
Covered loans, net	3,683,698	3,923,142	4,599,757
Total loans receivable, net	14,229,354	14,263,533	13,469,934
Federal Home Loan Bank and Federal Reserve Bank stock	178,144	184,409	203,760
FDIC indemnification asset	457,265	511,135	710,162
Other real estate owned, net	46,343	29,350	15,580
Other real estate owned covered, net	55,586	63,624	142,416
Premiums on deposits acquired, net	64,317	67,190	76,332
Goodwill	337,438	337,438	337,438
Other assets	1,181,185	1,159,957	858,552
Total assets	$21,749,782	$21,968,667	$21,147,026

Liabilities and Stockholders’ Equity
Deposits	$17,338,569	$17,453,002	$16,436,598
Federal Home Loan Bank advances	394,719	455,251	793,643
Securities sold under repurchase agreements	995,000	1,020,208	1,081,019
Long-term debt	212,178	212,178	235,570
Other borrowings	-	-	11,090
Accrued expenses and other liabilities	526,019	516,285	431,189
Total liabilities	19,466,485	19,656,924	18,989,109
Stockholders’ equity	2,283,297	2,311,743	2,157,917
Total liabilities and stockholders’ equity	$21,749,782	$21,968,667	$21,147,026
Book value per common share	$15.19	$14.92	$13.96
Number of common shares at period end	144,871	149,328	148,638

Ending Balances
	March 31, 2012	December 31, 2011	March 31, 2011
Loans receivable
Real estate - single family	$1,953,123	$1,796,635	$1,201,311
Real estate - multifamily	916,753	933,168	949,034
Real estate - commercial	3,454,641	3,487,866	3,339,592
Real estate - land and construction	322,233	344,500	474,749
Commercial	3,238,605	3,142,472	2,183,819
Consumer	612,758	583,785	670,529
Total noncovered loans receivable, excluding loans held for sale	10,498,113	10,288,426	8,819,034
Loans held for sale	280,830	278,603	303,673
Covered loans, net	3,683,698	3,923,142	4,599,757
Total loans receivable	14,462,641	14,490,171	13,722,464
Unearned fees, premiums and discounts	(19,034)	(16,762)	(32,128)
Allowance for loan losses on non-covered loans	(214,253)	(209,876)	(220,402)
Net loans receivable	$14,229,354	$14,263,533	$13,469,934

Deposits
Noninterest-bearing demand	$3,690,131	$3,492,795	$2,951,793
Interest-bearing checking	967,772	971,179	808,070
Money market	4,668,156	4,678,409	4,362,484
Savings	1,237,190	1,164,618	984,552
Total core deposits	10,563,249	10,307,001	9,106,899
Time deposits	6,775,320	7,146,001	7,329,699
Total deposits	$17,338,569	$17,453,002	$16,436,598

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(unaudited)

		Quarter Ended

	March 31, 2012	December 31, 2011	March 31, 2011

Interest and dividend income	$254,050	$268,904	$254,335
Interest expense	(35,132)	(39,830)	(45,501)
Net interest income before provision for loan losses	218,918	229,074	208,834
Provision for loan losses	(18,100)	(20,000)	(26,506)
Net interest income after provision for loan losses	200,818	209,074	182,328
Noninterest income	21,740	937	11,041
Noninterest expense	(114,763)	(106,672)	(106,789)
Income before provision for income taxes	107,795	103,339	86,580
Provision for income taxes	39,712	37,133	30,509
Net income	68,083	66,206	56,071
Preferred stock dividend and amortization of preferred stock discount	(1,714)	(1,714)	(1,715)
Net income available to common stockholders	$66,369	$64,492	$54,356
Net income per share, basic	$0.46	$0.44	$0.37
Net income per share, diluted	$0.45	$0.43	$0.37
Shares used to compute per share net income:
- Basic	145,347	147,332	146,837
- Diluted	151,996	153,761	153,334

		Quarter Ended

	March 31, 2012	December 31, 2011	March 31, 2011
Noninterest income:
Branch fees	$8,294	$8,072	$7,754
Decrease in FDIC indemnification asset and FDIC receivable	(5,418)	(20,441)	(17,443)
Net gain on sales of loans	5,179	1,432	7,410
Letters of credit fees and foreign exchange income	6,071	5,504	4,970
Net gain on sales of investment securities	483	2,880	2,515
Impairment loss on investment securities	(99)	(169)	(464)
Ancillary loan fees	2,008	2,228	1,991
Other operating income	5,222	1,431	4,308
Total noninterest income:	$21,740	$937	$11,041

Noninterest expense:
Compensation and employee benefits	$46,409	$41,068	$38,270
Occupancy and equipment expense	13,518	12,729	12,598
Loan related expenses	4,481	6,788	3,099
Other real estate owned expense	10,865	10,697	10,664
Deposit insurance premiums and regulatory assessments	3,992	4,077	7,191
Prepayment penalties for FHLB advances	1,321	-	4,022
Legal expense	7,173	4,407	4,101
Amortization of premiums on deposits acquired	2,873	2,924	3,185
Data processing	2,464	2,068	2,603
Consulting expense	1,467	1,053	1,626
Amortization of investments in affordable housing partnerships	4,466	2,914	4,525
Other operating expense	15,734	17,947	14,905
Total noninterest expense	$114,763	$106,672	$106,789

EAST WEST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

(In thousands)

(unaudited)

Average Balances		Quarter Ended

	March 31, 2012	December 31, 2011	March 31, 2011
Loans receivable
Real estate - single family	$1,878,028	$1,655,379	$1,161,336
Real estate - multifamily	931,252	937,841	961,770
Real estate - commercial	3,482,459	3,475,800	3,379,191
Real estate - land and construction	349,953	370,577	508,569
Commercial	3,180,433	3,073,612	2,056,781
Consumer	858,087	777,201	1,055,534
Total loans receivable, excluding covered loans	10,680,212	10,290,410	9,123,181
Covered loans	3,853,488	4,048,407	4,695,964
Total loans receivable	14,533,700	14,338,817	13,819,145
Investment securities	2,962,521	3,166,140	2,818,703
Earning assets	19,523,046	19,616,560	18,741,052
Total assets	21,690,453	21,837,593	20,894,782

Deposits
Noninterest-bearing demand	$3,546,201	$3,448,119	$2,708,842
Interest-bearing checking	962,967	953,668	771,626
Money market	4,665,731	4,514,598	4,386,100
Savings	1,183,325	1,126,647	971,313
Total core deposits	10,358,224	10,043,032	8,837,881
Time deposits	6,845,350	7,233,069	7,139,530
Total deposits	17,203,574	17,276,101	15,977,411
Interest-bearing liabilities	15,317,571	15,556,295	15,609,601
Stockholders’ equity	2,305,716	2,300,991	2,153,460

Selected Ratios		Quarter Ended

	March 31, 2012	December 31, 2011	March 31, 2011
For The Period
Return on average assets	1.26%	1.20%	1.07%
Return on average common equity	12.01%	11.54%	10.50%
Interest rate spread	4.31%	4.42%	4.32%
Net interest margin	4.51%	4.63%	4.52%
Yield on earning assets	5.23%	5.44%	5.50%
Cost of deposits	0.47%	0.55%	0.66%
Cost of funds	0.75%	0.83%	1.01%
Noninterest expense/average assets (1)	1.97%	1.83%	1.82%
Efficiency ratio (2)	44.07%	43.81%	43.14%

(1)	Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances.

(2)

Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.

QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID

(In thousands)

(unaudited)

	Quarter Ended
	March 31, 2012			March 31, 2011
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,048,672	$6,532	2.51%	$995,484	$2,740	1.12%
Securities purchased under resale agreements	794,791	4,314	2.18%	898,122	4,270	1.90%
Investment securities available-for-sale	2,962,521	21,232	2.88%	2,818,703	18,857	2.68%
Loans receivable	10,680,212	125,675	4.73%	9,123,181	114,911	5.11%
Loans receivable - covered	3,853,488	95,364	9.95%	4,695,964	112,615	9.73%
Federal Home Loan Bank and Federal Reserve Bank stock	183,362	933	2.05%	209,598	942	1.80%
Total interest-earning assets	19,523,046	254,050	5.23%	18,741,052	254,335	5.50%

Noninterest-earning assets:
Cash and cash equivalents	270,875			272,112
Allowance for loan losses	(223,181)			(236,196)
Other assets	2,119,713			2,117,814
Total assets	$21,690,453			$20,894,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking accounts	962,967	688	0.29%	771,626	648	0.34%
Money market accounts	4,665,731	4,001	0.34%	4,386,100	5,975	0.55%
Savings deposits	1,183,325	582	0.20%	971,313	732	0.31%
Time deposits	6,845,350	14,893	0.88%	7,139,530	18,627	1.06%
Federal funds purchased	8,932	2	0.11%	232	-	0.00%
Federal Home Loan Bank advances	431,776	2,142	1.99%	1,014,009	5,778	2.31%
Securities sold under repurchase agreements	1,006,816	11,722	4.68%	1,080,240	12,017	4.45%
Long-term debt	212,178	1,102	2.09%	235,570	1,571	2.67%
Other borrowings	-	-	-	10,980	153	5.57%
Total interest-bearing liabilities	15,317,075	35,132	0.92%	15,609,600	45,501	1.18%

Noninterest-bearing liabilities:
Demand deposits	3,546,201			2,708,842
Other liabilities	521,461			422,880
Stockholders’ equity	2,305,716			2,153,460
Total liabilities and stockholders’ equity	$21,690,453			$20,894,782

Interest rate spread			4.31%			4.32%

Net interest income and net interest margin		$218,918	4.51%		$208,834	4.52%

Net interest income and net interest margin, adjusted (2)		$204,209	4.21%		$181,908	3.94%

(1)   Annualized.

(2)   Amounts exclude the net impact of covered loan dispositions and amortization of the FDIC indemnification asset of $14.7 million and $26.9 million for the three months ended March 31, 2012 and 2011, respectively.

EAST WEST BANCORP, INC.

QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP

(In thousands)

(unaudited)

	Quarter Ended
	3/31/2012	12/31/2011	3/31/2011
LOANS
Allowance balance, beginning of period	$216,523	$218,172	$234,633
Allowance for unfunded loan commitments and letters of credit	(1,778)	197	(758)
Provision for loan losses	18,100	20,000	26,506

Net Charge-offs (Recoveries):
Real estate - single family	1,295	1	928
Real estate - multifamily	795	3,787	2,178
Real estate - commercial	4,342	5,443	4,603
Real estate - land and construction	3,590	12,923	16,824
Commercial	222	(426)	8,660
Consumer	80	118	1,027
Total net charge-offs	10,324	21,846	34,220
Allowance balance, end of period (3)	$222,521	$216,523	$226,161

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$11,000	$11,197	$9,952
Provision for unfunded loan commitments and letters of credit	1,778	(197)	758
Allowance balance, end of period	$12,778	$11,000	$10,710
GRAND TOTAL, END OF PERIOD	$235,299	$227,523	$236,871

Nonperforming assets to total assets (1)	0.77%	0.80%	0.89%
Allowance for loan losses on non-covered loans to total gross non-covered loans held for investment at end of period	2.04%	2.04%	2.50%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non-covered loans held for investment at end of period	2.16%	2.15%	2.62%

Allowance on non-covered loans to non-covered nonaccrual loans at end of period	177.36%	144.11%	127.59%
Nonaccrual loans to total loans (2)	0.83%	1.00%	1.26%

(1)   Nonperforming assets excludes covered loans and covered REOs.  Total assets includes covered assets.

(2)   Nonaccrual loans excludes covered loans.  Total loans includes covered loans.

(3)   Included in the allowance is $8.3 million, $6.6 million, and $5.8 million related to covered loans as of March 31, 2012, December 31, 2011 and March 31, 2011, respectively. This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates and therefore, are covered under the loss share agreements with the FDIC. Allowance on these subsequent drawdowns is accounted for as part of the general allowance.

EAST WEST BANCORP, INC.

TOTAL NON-PERFORMING ASSETS, EXCLUDING COVERED ASSETS

(In thousands)

(unaudited)

AS OF MARCH 31, 2012

	Total Nonaccrual Loans

	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$3,735	$-	$3,735	$6,591	$10,326
Real estate - multifamily	8,067	10,399	18,466	2,766	21,232
Real estate - commercial	39,605	3,449	43,054	23,190	66,244
Real estate - land and construction	38,909	530	39,439	13,084	52,523
Commercial	8,848	4,082	12,930	297	13,227
Consumer	3,174	-	3,174	415	3,589
Total	$102,338	$18,460	$120,798	$46,343	$167,141

AS OF DECEMBER 31, 2011

	Total Nonaccrual Loans

	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$5,055	$-	$5,055	$5,882	$10,937
Real estate - multifamily	11,306	6,889	18,195	609	18,804
Real estate - commercial	38,046	6,885	44,931	8,014	52,945
Real estate - land and construction	36,090	27,618	63,708	14,285	77,993
Commercial	6,843	4,394	11,237	74	11,311
Consumer	2,506	-	2,506	486	2,992
Total	$99,846	$45,786	$145,632	$29,350	$174,982

AS OF MARCH 31, 2011

	Total Nonaccrual Loans

	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$10,585	$-	$10,585	$441	$11,026
Real estate - multifamily	9,101	4,320	13,421	184	13,605
Real estate - commercial	41,494	5,027	46,521	3,966	50,487
Real estate - land and construction	36,046	31,454	67,500	10,723	78,223
Commercial	18,003	14,954	32,957	180	33,137
Consumer	1,755	-	1,755	86	1,841
Total	$116,984	$55,755	$172,739	$15,580	$188,319

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

The tangible common equity to risk weighted assets and tangible common equity to tangible assets ratios are non-GAAP disclosures. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. As the use of tangible common equity to tangible assets ratio is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible assets ratios.

As of
March 31, 2012
Stockholders’ equity	$2,283,297
Less:
Preferred equity	(83,027)
Goodwill and other intangible assets	(407,834)
Tangible common equity	$1,792,436

Risk-weighted assets	13,464,719

Tangible common equity to risk-weighted assets ratio	13.3%

As of
March 31, 2012
Total assets	$21,749,782
Less:
Goodwill and other intangible assets	(407,834)
Tangible assets	$21,341,948

Tangible common equity to tangible assets ratio	8.4%

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

Operating noninterest expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. Operating noninterest expense excludes such non-core noninterest expense line items. The Company believes that presenting operating noninterest expense provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

	Quarter Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Total noninterest expense:	$114,763	$106,672	$106,789

Amounts to be reimbursed on covered assets (80% of actual expense amount)	12,122	8,551	9,483

Prepayment penalties for FHLB advances	1,321	-	4,022
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances	$101,320	$98,121	$93,284

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans excluding such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended March 31, 2012
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$3,853,488	$95,364	9.95%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(14,709)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$80,655	8.42%

	Quarter Ended December 31, 2011
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$4,048,407	$109,498	10.73%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(25,038)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$84,460	8.28%

(1)   Annualized.

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended March 31, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,523,046	$254,050	5.23%
Net interest income and net interest margin		$218,918	4.51%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(14,709)
Net interest income and net interest margin, excluding net impact of
covered loan dispositions and amortization of the FDIC indemnification asset		$204,209	4.21%

	Quarter Ended December 31, 2011
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,616,560	$268,904	5.44%
Net interest income and net interest margin		$229,074	4.63%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(25,038)
Net interest income and net interest margin, excluding net impact of
covered loan dispositions and amortization of the FDIC indemnification asset		$204,036	4.13%

	Quarter Ended March 31, 2011
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$18,741,052	$254,335	5.50%
Net interest income and net interest margin		$208,834	4.52%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(26,926)
Net interest income and net interest margin, excluding net impact of
covered loan dispositions and amortization of the FDIC indemnification asset		$181,908	3.94%

(1) Annualized.